Exhibit 10.15

Execution Version

LIVE OAK ACQUISITION CORP. II

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Live Oak Acquisition Corp. II (the “Company”) and Daniel Kinzer (“Executive”) as of May 6, 2021, to be effective as of the Closing Date (as defined in the Combination Agreement) (such date is also referred to herein as the “Effective Date”).

WHEREAS, simultaneously with the execution of this Agreement, the Company has executed and entered into that certain Business Combination Agreement and Plan of Reorganization (the “Combination Agreement”), by and among the Company, Navitas Semiconductor Ireland, LLC, Navitas Semiconductor Limited, and Live Oak Merger Sub Inc.; and

WHEREAS, as a condition and contingent upon the occurrence of the Closing (as defined in the Combination Agreement), the Company has agreed to employ Executive and Executive has agreed to be employed by the Company as of the Effective Date subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as Chief Operating Officer and Chief Technology Officer of the Company reporting to the Chief Executive Officer (the “CEO”) of the Company and the Company’s board of managers or any other equivalent governing body of the Company (the “Board”). Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the CEO and the Board. Executive acknowledges and agrees that such services may include providing those services to subsidiaries of the Company, including Navitas Semiconductor, Inc. (“Navitas”) as the CEO and the Board may request from time to time. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. During the Employment Term, Executive will serve as a member of the Board, subject to any required shareholder approval and the terms (including such terms with respect to potential removal and re-appointment) set forth in the Company’s governing documents as in effect from time to time.

(c) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability. For the duration of the Employment Term, Executive agrees not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Compensation. The Company will pay Executive, or cause Executive to be paid, an annualized base salary of Three Hundred Fifty Thousand Dollars ($350,000.00) as compensation for Executive’s services (the “Salary”). Executive’s Salary will also be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Executive understands that no additional bonus is anticipated to be paid in addition to the Salary.

(b) Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter approved by the Board and maintained by the Company of general applicability to other senior executives of the Company, pursuant to the terms and conditions of such plans as in effect from time to time. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4. Expenses. The Company will reimburse Executive for (or cause Executive to be reimbursed for) reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder and in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Severance.

(a) Termination for other than Cause, Death or Disability; Resignation for Good Reason. If the Company terminates Executive’s employment with the Company other than for Cause, death or disability or Executive resigns for Good Reason (in each case such that, following such termination or resignation, Executive is no longer employed by the Company or any of its subsidiaries), then subject to Section 6, Executive will be entitled to (a) a lump sum payment equal to twelve (12) months of Executive’s Salary on the first business day that comes on or after the date that is the 60th day following such termination, at the level in effect immediately prior to Executive’s termination date, and (b) if Executive timely elects to receive continued coverage under the Company’s group health care plan pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”), then the Company shall reimburse Executive (or cause Executive to be reimbursed) for the applicable COBRA premium payments for Executive and Executive’s eligible dependents’ for continued group health insurance coverage under such plan (as in effect or amended from time to time) until the earlier of: (1) twelve (12) months following Executive’s employment termination date, or (2) the date upon which Executive obtains or becomes eligible for other group health care insurance coverage from a new employer or otherwise. The COBRA reimbursement(s) referenced in the previous sentence shall be provided within thirty (30) days after the Company receives written documentation in a form reasonably satisfactory to it of Executive’s payment of the applicable COBRA premium, which documentation must be provided by Executive to the Company no later than fifteen (15) days after Executive’s payment of such premium.

(b) Termination for Cause, Death or Disability; Voluntary Resignation. If Executive’s employment with the Company terminates by Executive for any reason other than with Good Reason, for Cause by the Company or due to Executive’s death or disability, then all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to Salary amounts earned through the date of termination, and payment for any accrued, unused vacation time that must be provided pursuant to applicable law), and Executive will only be eligible for employee retirement plan and employee welfare benefits in accordance with the plan terms of such Company plans, if any, as then in effect.

6. Conditions to Receipt of Severance; No Duty to Mitigate; Section 409A.

(a) Separation Agreement and Release of Claims. The receipt of any severance payment or COBRA reimbursement pursuant to Section 5(a) will be subject to: (i) Executive signing and returning to the Company (and not revoking in any time provided to do so) a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”), which Release shall release all then-existing claims against the Company, Navitas, each of their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment, engagement, or affiliation with the Company, Navitas, or any of their respective affiliates or the termination of such employment, engagement or affiliation; and (ii) such Release being signed by Executive and returned to the Company no later than the date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the date Executive’s employment terminates) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date (such applicable date, “Release Deadline”). If the Release is not timely signed and returned by Executive by the Release Deadline, or if Executive exercises Executive’s revocation right as set forth in the Release, then Executive will forfeit any rights to severance or benefits under Section 5(a) of this Agreement. In no event will any such severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Section 409A. The intent of the parties hereto is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this offer letter shall be interpreted to be in compliance therewith. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.

(c) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 5(a) will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined in Section 8).

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7. Definitions.

(a) Cause. “Cause” means (i) any material violation of the terms of any of the Company’s or its subsidiaries’ policies or procedures or codes of conduct, provided that if such violation is capable of cure the Executive has been given written notice of the violation and 30 days to cure such violation as determined in the reasonable discretion of the Board, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross negligence or willful misconduct in performance of Executive’s duties, (iv) Executive’s material breach of this Agreement or any other agreement with the Company or any of its subsidiaries, provided that if such breach is capable of cure the Executive has been given written notice of the violation and 30 days to cure such violation as determined in the reasonable discretion of the Board, or (v) Executive’s willful failure or refusal to perform Executive’s obligations pursuant to this Agreement, or failure to follow any reasonable and lawful directive from the Board, provided that if such failure or refusal is capable of cure the Executive has been given written notice of the violation and 30 days to cure such violation as determined in the reasonable discretion of the Board.

(b) Good Reason. “Good Reason” means Executive’s voluntary resignation of employment with the Company within sixty (60) days after the initial occurrence of one or more of the following circumstances, provided that the Executive has notified the Company (or its successor) in writing of the Executive’s assertion that one of the following circumstances has occurred, which notice has been delivered within thirty (30) days following the initial occurrence of such event, and provided further that the applicable circumstance shall have occurred without Executive’s consent: (a) a material reduction of the Executive’s Salary as then in effect, unless (i) the reduction is made as part of, and is generally consistent with, a general reduction of the base compensation of similarly-situated Company executives, or (ii) such reduction is by ten percent (10%) or less of the Executive’s then-current Salary; (b) a material breach of this Agreement by the Company; or (c) a material diminution in the authority, duties, or responsibilities of Executive; provided, however, with respect to each of the foregoing clauses (a) through (c), Good Reason shall only exist if the Company (or its successor) has failed to cure such circumstance within thirty (30) days following its receipt of the Executive’s written notice.

8. Confidential Information, Invention Assignment, and Arbitration Agreement. Executive agrees and acknowledges that Executive continues to be subject to the terms of that certain At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”) entered into by Executive and attached hereto as Exhibit A. For the avoidance of doubt, from and after the Effective Date, the Company shall be deemed to be within the definition of “Company” in the Confidential Information Agreement and shall be an express beneficiary of, and entitled to enforce, the terms of the Confidential Information Agreement. The parties acknowledge and agree that any dispute arising out of or relating to this Agreement shall be subject to the dispute resolution provisions set forth in Section 12 of the Confidential Information Agreement and that by entering into this Agreement and incorporating the Confidential Information Agreement herein, Executive is knowingly and voluntarily waiving his right to a jury trial. Notwithstanding the foregoing, the Company agrees that as of the Effective Date, Section 8 of the Confidential Information Agreement (“Solicitation of Employees”) shall not be interpreted to prevent Executive from soliciting employees of the Company (as defined in the Confidential Information Agreement) to leave their employment following the date that Executive ceases to be employed by the Company; provided, however, Executive shall remain prohibited from using or disclosing any Company Confidential Information (as defined in the Confidential Information Agreement) in the furtherance of any such solicitation.

9. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

10. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Live Oak Acquisition Corp. II

40 S Main Street, Suite 2550

Memphis, Tennessee 38103

Attn: Board of Directors

If to Executive:

at the last residential address known by the Company.

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12. Integration; Satisfaction of Prior Agreement. This Agreement, together with Executive’s Confidential Information Agreement with Navitas that is attached hereto, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, any other prior employment agreement between the Executive and the Company or any of its subsidiaries. Notwithstanding the foregoing, this Agreement and the Confidential Information Agreement are in addition to and complement (and do not replace or supersede) any other obligation that Executive has to the Company or any of its subsidiaries with respect to non-disclosure or confidential information (whether such obligation arises by contract, statute, common law, or otherwise). Executive expressly acknowledges and agrees that, as of the Effective Date, although the Confidential Information Agreement will otherwise remain in effect, this Agreement will supersede and replace that certain Navitas Semiconductor Inc. Employment Agreement entered into by Executive and Navitas as of March 14, 2014 (the “Prior Agreement”) and, as of the Effective Date, neither Navitas, the Company, nor any of their respective affiliates shall have any further or future obligations pursuant to the Prior Agreement as all such obligations shall be deemed to have been fully and forever satisfied. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

13. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

14. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

15. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes and such other withholdings as may be authorized by Executive or required by law.

16. Governing Law. This Agreement will be governed by the laws of the State of California.

17. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

19. Termination. For the avoidance of doubt, this Agreement shall be of no further force and effect upon a termination of the Combination Agreement in accordance with its terms.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

COMPANY:

Live Oak Acquisition Corp. II

By:
Title:

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXECUTIVE:

/s/ Daniel Kinzer
Daniel Kinzer

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

CONFIDENTIAL INFORMATION AGREEMENT